EXHIBIT 10.4

[CCA INDUSTRIES, INC. LETTERHEAD]
September 5, 2014

Dear Ira:
This Letter Agreement sets forth the terms and conditions of your decision to voluntarily end your consulting arrangement pursuant to your Amended and Restated Employment Agreement with CCA Industries, Inc., dated as of December 1, 1993, as amended by the (i) Amendment to the Amended and Restated Employment Agreement dated December 1, 1993, dated as of December 31, 1998, (ii) Amended and Restated Employment Agreement dated as of June 1, 2001, and (iii) Amended and Restated Employment Agreement, dated as of October 16, 2002 (collectively, the “Employment Agreement”), as well as voluntarily end any relationship you have had with any of CCA Industries, Inc.’s affiliates or subsidiaries (collectively, the “Company”), and the parties’ agreement on matters relating to the end of your consulting arrangement and any relationship with the Company, and terminate the Employment Agreement and your Change of Control Agreement with the Company dated as of March 15, 2011 (the “Change of Control Agreement”), in each case, except as otherwise provided herein.
Your consulting arrangement with the Company shall cease, and the Employment Agreement and the Change of Control Agreement shall terminate, effective as of the closing of that certain Stock Purchase Agreement by and between you and Capital Preservation Holdings, LLC, a Delaware limited liability company (“Buyer”), dated September 5, 2014 (the “Stock Purchase Agreement”), pursuant to which you have agreed to sell all of your shares of Class A Common Stock of the Company and 100,000 shares of Common Stock of the Company to Buyer (such closing date, the “Separation Date”).
1.General Terms of Voluntary Cessation of Relationship with the Company.
(a)    Effective on the Separation Date, your consulting arrangement with the Company and any other relationship you have had with the Company shall cease, and, except as otherwise provided herein, the Employment Agreement and the Change of Control Agreement shall terminate, and you shall not be eligible for any other fees, payments, compensation, wages or benefits except as set forth herein.
(b)    You will be paid the gross amount of $390,037, payable over fifteen (15) months after the Separation Date in equal monthly installments not later than the the third day of each month (or, if such third day is a Saturday, a Sunday or a day on which banks are authorized or required to be closed by law in the State of New Jersey, the preceding business day) commencing

Ira Berman
September 5, 2014

on October 3, 2014 and ending on January 3, 2016, which amount represents all amounts due and owing to you for all services provided by you to the Company, including pursuant to the Employment Agreement, up to and including the Separation Date.
(c)    You will be reimbursed for any eligible expenses that have not yet been reimbursed pursuant to Section 5 of the Employment Agreement, upon presentation of appropriate receipts, in accordance with the Company’s practices.
(d)    Until December 31, 2015, the Company will continue to permit you to use the Company car which you were entitled to use immediately prior to the Separation Date and, during such time, the Company will continue to pay all lease payments associated with such car.
(e)    Until December 31, 2016, the Company will continue to pay directly to ReliaStar Life Insurance Company all of the premium payments associated with your existing life insurance policies (Policy Nos. SC2324001M and SC2415261M).
(f)    Effective as of the Separation Date you shall not be eligible for any other payments, fees, compensation or benefits of any kind from the Company.
(g)    You remain obligated to continue to comply with the post-consultancy covenants contained in the Employment Agreement, including, without limitation, those set forth in Section 9 of the Employment Agreement, which shall remain in full force and effect.
(h)    You remain obligated to continue to comply with the post-consultancy covenants contained in the Change of Control Agreement, including, without limitation, those set forth in Section 4 of the Change of Control Agreement, which shall remain in full force and effect.
2.    Separation Payment; Release by the Company. Provided that you execute this Letter Agreement and comply with your obligations hereunder, and in consideration for the General Release set forth in Paragraph 3 below, the Company shall provide you with the following:
(a)    Separation Payment. The Company shall pay you the following (collectively, the “Separation Payment”):
(i)    a lump sum payment equal to $500,000, payable on the Separation Date; and
(ii)    a lump sum payment equal to $100,000, payable on or before October 1, 2015.
(b)    Release by the Company. The Company and each of its divisions, affiliates, subsidiaries, parents, predecessors, successors and assigns hereby unconditionally, irrevocably and for all purposes releases and forever discharges you from any and all rights, claims and causes of

Ira Berman
September 5, 2014

action, suits, liabilities, obligations, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, in law or equity, known or unknown, that the Company has, had or may have against you from the beginning of time through the date of this Agreement (“Company Claims”), except for (a) any Company Claims relating to fraud, embezzlement, theft or criminal misconduct, (b) any Company Claims to interpret or to determine the scope, meaning, enforceability or effect of this Letter Agreement, (c) any Company Claims relating to a breach or violation of the terms or provisions of this Letter Agreement, (d) any Company Claims that arise after you have signed this Letter Agreement and (e) any breach of your fiduciary duties to the Company or its stockholders.
(c)    Consideration and Value. The parties acknowledge that the monies and benefits set forth in Sections 2(a) and 2(b) represent amounts and terms in addition to anything of value to which you are otherwise entitled and represent good, valuable, and sufficient consideration for the mutual promises and duties set forth in this Letter Agreement.
3.    Acknowledgment of Independent Contractor Status; General Release by You. By signing this Letter Agreement, you hereby agree and confirm that your status with the Company since January 1, 2011 has been that of an independent contractor, not an employee. Notwithstanding your status as an independent contractor, you hereby provide the following comprehensive General Release:
(a)    In consideration of the Separation Payment and other benefits set forth herein in Paragraph 2, to which you agree you would not be entitled without executing this Letter Agreement, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Company Released Parties” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Company Released Parties.
(b)    By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Company Released Parties arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following: any Claims having anything to do with your provision of independent contractor/consulting services to the Company; any Claims having anything to do with your voluntary cessation of your consulting arrangement, including pursuant to the Employment Agreement and the Change of Control Agreement; any Claims related in any way to any other relationship you have had with the Company and the cessation of that arrangement; any Claims for unpaid or withheld fees, payments, wages, severance, benefits, incentive compensation, bonuses, commissions, stock, stock options and/or

Ira Berman
September 5, 2014

other compensation or payments of any kind; any Claims related to or arising under the Employment Agreement, including any Claims that the Company improperly ended the Employment Agreement and/or any Claims that your rights under the Employment Agreement or the Change of Control Agreement were violated; any Claims for reimbursement of expenses of any kind; any Claims for attorneys’ fees or costs; any Claims under the Employee Retirement Income Security Act (“ERISA”); any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the New Jersey Law Against Discrimination) and any Claims for retaliation under any of the foregoing laws; any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act; any Claims for violation of public policy; any whistleblower or retaliation Claims any whistleblower or retaliation Claims including but not limited to any Claims under the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-3, et seq., including but not limited to claims for alleged “retaliatory action” pursuant to N.J. Stat. Ann. § 34:19-2e, or violations of N.J. Stat. Ann. § 34:19-3a or c; any Claims for emotional distress or pain and suffering; and/or any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, invasion of privacy and misrepresentation.
(c)    The term “Company Released Parties” includes: the Company and any parent, subsidiary, related or affiliated companies of the Company, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, funds, benefit plan fiduciaries and agents, and all of their respective successors and assigns.
(d)    It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.
(e)    Non-Released Claims. Notwithstanding the foregoing, nothing in this Paragraph 3(e) shall: (i) affect any rights you have to indemnification or Directors and Officers liability insurance (or similar coverage or policy) covering you during your consultancy with the Company, (ii) affect any rights you have with respect to any Claims that arise after you have signed this Agreement, or (iii) prohibit you from enforcing this Letter Agreement or making any Claim to interpret or to determine the scope, meaning, enforceability or effect of this Agreement.  The release set forth in this Paragraph 3(e) is subject to your Retained Rights set forth in Paragraph 4.

Ira Berman
September 5, 2014

4.    Retained Rights. Nothing in this Agreement is intended to nor shall be interpreted: (a) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (b) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with or provide information to any government agency or commission. However, the release in Paragraph 3 does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.
5.    Restrictive Covenants. As set forth above, regardless of whether you execute this Letter Agreement, you remain obligated to comply with the post-consultancy covenants contained in (a) the Employment Agreement, including, without limitation, those set forth in Section 9 thereof, and (b) the Change of Control Agreement, including, without limitation, those set forth in Section 4 thereof. You acknowledge and agree that (i) Section 9 of the Employment Agreement survives the cessation of your consulting arrangement with the Company, shall remain in full force and effect and is not modified by this Letter Agreement and (ii) Section 4 of the Change of Control Agreement survives the cessation of your consulting arrangement with the Company, shall remain in full force and effect and is not modified by this Letter Agreement. The parties hereto also each acknowledge and agree that your continued adherence to such covenants is a material inducement to the Company to provide you with the Separation Payment and benefits set forth in Paragraph 2 hereof.
6.    Return of Company Property. You agree, to the extent you have not done so already, to return to the Company’s Chief Executive Officer, immediately, all property of the Company Released Parties in your possession, custody, or control, including, but not limited to, all originals and copies of documents and other materials containing or derived from any confidential information, credit cards, keys, telephone cards, car service cards and vouchers, computer software or hardware paid for by the Company Released Parties, identification cards, records, contact lists (excluding your personal contacts), and client lists and copies thereof, correspondence and copies of correspondence and other books or manuals issued by the Company Released Parties. After giving effect to such return, you represent and warrant that you have returned all property of the Company Released Parties.
7.    Confidentiality of Letter Agreement. You agree that the terms and conditions of this Letter Agreement are confidential and that you will not disclose the terms and conditions of this Letter Agreement to any third parties, provided that you may disclose the terms and conditions of this Letter Agreement (a) to your spouse, immediate family members, attorney, or accountant, if you instruct such persons not to disclose the terms and conditions of this Letter Agreement to any third party, and provided that if any person to whom you disclose information pursuant to this Paragraph 7 discloses, in whole or in part, such information, you shall be deemed to have breached this Letter Agreement, (b) as required by law, including any disclosure obligations under the Securities Exchange Act of 1934, as amended, (c) as may be necessary to enforce this Letter

Ira Berman
September 5, 2014

Agreement or to comply with its terms, or (d) in connection with any of your Retained Rights as set forth in Paragraph 4. Notwithstanding the foregoing, you may disclose your continuing obligations under this Letter Agreement to potential and/or future employers. The Company agrees that it will not disclose the terms and conditions of this Letter Agreement to any persons or entities outside of the Company except as necessary to carry out the business of the Company, as required by law, judicial or regulatory process or as may be necessary to enforce this Letter Agreement or to comply with its terms.
8.    Remedy for Breach. You and the Company each acknowledge that the provisions of Paragraphs 4, 5, 6, 7 and 9 of this Letter Agreement (as applicable) are reasonable and necessary for the protection of the parties hereto. The parties hereto further acknowledge that the each of the Company or you may be irreparably harmed if such covenants are not specifically enforced. Accordingly, the parties hereto each agree that, in addition to any other relief to which you or the Company may be entitled, including claims for damages, you or the Company (as applicable) shall be entitled to obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining the other party from an actual or threatened breach of such covenants.
9.    Non-Admission; Inadmissibility; Non-disparagement. This Letter Agreement does not constitute an admission by the Company that any action it took with respect to you was wrongful, unlawful or in violation of any local, state or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on you, and the Company specifically denies any such wrongdoing or violation. This Letter Agreement is entered into solely to resolve all matters related to or arising out of your consulting arrangement with and the cessation thereof from the Company, and its execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Letter Agreement.
You agree that you will not at any time publish or communicate to any person or entity any Disparaging remarks (as defined herein), comments or statements concerning the Company Released Parties.
The Company agrees not to publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning you. For purposes of this Letter Agreement “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect or the operation of business of the individual or entity being disparaged but shall not include any truthful statements made to any regulator or judicial authority pursuant to a regulatory or judicial requirement. This restriction is subject to and limited by your Retained Rights in Paragraph 4.

Ira Berman
September 5, 2014

10.    Reformation and Severability. It is the intent of the parties that the provisions of this Letter Agreement be enforced to the fullest extent permitted by law. If any provision of this Letter Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law. In addition, if any provision of this Letter Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Letter Agreement shall in no way be affected or impaired thereby.
11.    Cooperation in Government Proceedings and Other Litigation. You agree that you will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution and/or defense of any pending, actual or threatened governmental proceeding or other private or governmental proceeding involving the Company and/or its affiliates and subsidiaries, including, without limitation, litigation, arbitrations, investigations and administrative charges. The Company will reimburse you for all of your reasonable out-of-pocket expenses, including legal fees of an attorney of your choosing, incurred as a result of such cooperation. In the event you receive a request, demand or inquiry, whether orally, in writing, electronically or otherwise, for information relating to any such proceeding or litigation, you must notify immediately the Company’s Chief Executive Officer by telephone and email.
12.    Reliance on Representations and Promises. The parties hereto each acknowledge and agree that they have each made certain material representations and promises in this Letter Agreement on which the other party has relied to both enter into this Letter Agreement and pay or receive (as applicable) the consideration set forth in Paragraph 2 of this Letter Agreement. The parties hereto each acknowledge and agree that, in the event that the other party does not fully abide by all such representations and promises, then such aggrieved party, its affiliates, and/or any of the Company Released Parties or you may seek: (i) injunctive and equitable relief to enforce such promises as set forth in this Letter Agreement; (ii) monetary relief for any and all harm that such party, its affiliates and/or the Company Released Parties (all of whom are either parties or intended third party beneficiaries of this Letter Agreement) or you may suffer due to your or the Company’s, as applicable, breach of the obligations under this Letter Agreement; and (iii) all other equitable and legal relief that may be available under the law.
13.    Miscellaneous.
(a)    You acknowledge that you are not otherwise entitled to receive the consideration provided for herein from the Company as set forth in Paragraph 2 of this Letter Agreement.
(b)    You further represent and warrant that, except as set forth herein, no promises or inducements for this Letter Agreement have been made, and you are entering into this Letter

Ira Berman
September 5, 2014

Agreement without reliance upon any statement or representation by any of the Company Released Parties or any other person. You understand that as a result of entering into this Letter Agreement you will not have the right to assert and will have waived any Claims that the Company unlawfully terminated your consulting arrangement or violated any rights in connection with your consulting arrangement, the Employment Agreement or the Change of Control Agreement.
(c)    The Company hereby advises you to consult with an attorney prior to signing this Letter Agreement.
14.    Effective Date. This Letter Agreement will be effective as of the Separation Date.
15.    Acknowledgment/Total Consideration. You acknowledge and agree that, effective on the Separation Date, you shall not be eligible for any fees, payment wages, and/or compensation from the Company or Company-paid benefits (including but not limited to pursuant to the Employment Agreement or the Change of Control Agreement), except as expressly set forth in this Letter Agreement and that this Letter Agreement sets forth the total consideration to be paid to you by the Company and is in lieu of any and all payment for services and/or other consideration of any kind which at any time has been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. You also acknowledge and agree that you have been paid for all services provided by you to the Company and have received all other fees, payment wages, and/or compensation and/or benefits of any kind owed to you, including but not limited to pursuant to the Employment Agreement and the Change of Control Agreement, except for any payments owed to you pursuant to Paragraph 1, which shall be paid to you in accordance with this Letter Agreement.
16.    Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise between the parties arising out of or relating to the cessation of your consulting arrangement with the Company and the termination of the Employment Agreement and the Change of Control Agreement, except for your continuing obligations set forth in Paragraph 5. This Letter Agreement may only be modified or amended by written agreement executed by the parties.
17.    Choice of Law and Venue. This Letter Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of law. Any action to enforce this Letter Agreement shall be brought solely in the state or federal courts located in New Jersey.
18.    Representations. You agree and represent that:

Ira Berman
September 5, 2014

(a)    You have read carefully the terms of this Letter Agreement, including the General Release;
(b)    You have had an opportunity to and have been encouraged to review this Letter Agreement, including the General Release, with an attorney;
(c)    You understand the meaning and effect of the terms of this Letter Agreement, including the General Release;
(d)    You were given an adequate amount of time to determine whether you wished to sign this Letter Agreement, including the General Release;
(e)    Your decision to sign this Letter Agreement is of your own free and voluntary act without compulsion of any kind;
(f)    No promise or inducement not expressed in this Letter Agreement has been made to you;
(g)    You understand that you are waiving your Claims as set forth in Paragraph 3 above (subject to the limitations in Paragraph 4 above); and
(h)    You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.
(i)    Other than the Employment Agreement and the Change of Control Agreement, neither you nor any of your affiliates (including any member of your immediate family) is a party to any contracts, agreements, instruments, commitments or other arrangements, whether written or oral, with the Company prior to the Separation Date.
19.    Headings. The headings in this Letter Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
20.    Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
21.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
[Signatures follow on next page]

Ira Berman
September 5, 2014

Please sign where indicated below and return this Letter Agreement to the Company as set forth above.

Sincerely, CCA INDUSTRIES, INC.
By:	/s/ Stephen A. Heit
Name:	Stephen A. Heit
Title:	Chief Financial Officer

Agreed to and accepted by:
/s/ Ira Berman
Ira Berman
Date:	September 5, 2014